EXHIBIT NO. 99.1

JANUARY SALES INCREASE 4.6% FOR
THE MAY DEPARTMENT STORES COMPANY

     ST. LOUIS, February 3, 2000 -- The May Department Stores Company [NYSE:MAY] today reported preliminary sales of $679.1 million for the four-week period ended January 29, 2000, a 4.6% increase over $649.5 million in the similar period a year ago. Store-for-store sales increased 2.3%. The company discontinued its consumer electronics business at the beginning of fiscal 1999. This penalizes sales figures by about 1% throughout the year.

     Sales for fiscal 1999 were $13.87 billion, an increase of 6.3% over sales of $13.05 billion in fiscal 1998.

     Sales were as follows:

                    JANUARY AND YEAR-TO-DATE SALES (Millions)
                  Fiscal      Fiscal   Percent   Store-for-Store*
                    1999        1998   Increase         Increase
January        $   679.1   $   649.5     4.6%          2.3%
Year-to-date   $13,869.4   $13,047.7     6.3%          2.6%

*Store-for-store sales represent sales of those stores open during both years.

     Sales have been restated to exclude the sales of stores that have been closed and not replaced. Revenues, including sales of nonreplaced closed stores and finance charge revenue, were $14.22 billion in 1999 and $13.41 billion in 1998.

     May completed opening its 18 planned new stores for 1999 in November. The new stores include five Lord & Taylor stores, two Hecht's stores, one Strawbridge's store, two Robinsons-May stores, two Filene's stores, two Kaufmann's stores, three Famous-Barr stores, and one The Jones Store location.

     The Meier & Frank division also opened 13 ZCMI stores, acquired last month, on January 31, 2000. The stores are located in Utah and Idaho.

     The May Department Stores Company operates 421 department stores in 36 states and the District of Columbia.
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